Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Farra Levin
925-979-3975

LONGS DRUG STORES ELECTS EVELYN S. DILSAVER

TO ITS BOARD OF DIRECTORS

WALNUT CREEK, CA (February 27, 2007) – Longs Drug Stores Corporation (NYSE:LDG) today announced that Evelyn S. Dilsaver, President and Chief Executive Officer of Charles Schwab Investment Management Inc., has been elected to Longs Board of Directors. She will stand for re-election at the Company’s Annual Meeting scheduled on May 22, 2007.

“We are pleased to welcome Evelyn Dilsaver to our Board of Directors,” said Warren F. Bryant, Chairman, President and Chief Executive Officer of Longs Drugs. “She is highly respected in her field and brings a wealth of business experience to our Board,” he added.

Dilsaver joined Schwab in 1991 and advanced to the position of Executive Vice President, Chief Financial Officer and Chief Administrative Officer of U.S. Trust. Immediately prior to becoming President and Chief Executive Officer of Charles Schwab Investment Management, she was a Senior Vice President responsible for the product management, marketing and distribution of all proprietary and third party asset management products at Schwab. Dilsaver is also an Executive Vice President of The Charles Schwab Corporation and a member of the Executive Committee at Schwab.

Charles Schwab Investment Management Inc. is a wholly-owned subsidiary of The Charles Schwab Corporation. It has more than $190 billion in assets under management under the brand names Schwab Funds, Laudus Funds and Excelsior Funds.

ABOUT LONGS DRUG STORES CORPORATION

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 509 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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